EXHIBIT 3.3

SOUTHWEST BANCORPORATION OF TEXAS, INC.
AMENDMENT OF COMPANY BYLAWS
EFFECTIVE AUGUST 6, 2003

RESOLVED that Article IV of the Bylaws of the Company is hereby amended to read as follows:

     Article II   Shareholders Section 2. Special Meetings:

     This Section is deleted and replaced as follows:

SECTION 2. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the Chief Executive Officer, the President or by the Board of Directors, and shall be called by the Chief Executive Officer at the request of the holders of not less than one-third of all the outstanding shares of the Corporation entitled to vote at the meeting.

     Article II   Shareholders Section 4. Notice of Meeting:

     The first sentence is revised to add “the Chief Executive Officer,” after the word “President,”.

     Article III   Board of Directors Section 4. Special Meetings:

     The first sentence is revised to add “, the Chief Executive Officer” after the word “President”.

     Article IV   Officers:

     All Sections in this Article are deleted and replaced as follows:

     SECTION 1. Number. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents (the number thereof to be determined by the Board of Directors and any one or more of whom may be designated Executive Vice President, Senior Vice President or Assistant Vice President), a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person.

     SECTION 2. Election and Term of Office. The officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as may be convenient. Each officer shall hold office until his successor shall have

EXHIBIT 3.3

been duly elected and shall have been qualified, or until his death, or until he shall resign or shall have been removed in the manner hereinafter provided.

     SECTION 3. Removal. Any officer may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

     SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

     SECTION 5. Chairman of the Board. The Chairman of the Board shall, when present, preside at all meetings of the Board of Directors and shareholders, and shall have and may exercise such other powers as are from time to time assigned to him by the Board of Directors.

     SECTION 6. Chief Executive Officer. The Chief Executive Officer, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. The Chief Executive Officer shall, when present and in the absence of the Chairman of the Board, preside at all meetings of the shareholders and of the Board of Directors. He shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.

     SECTION 7. President. In the absence of the Chief Executive Officer or in the event of his death or inability or refusal to act, the President shall perform the duties of Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. He shall perform such other duties as from time to time may be assigned to him by the Chief Executive Officer or the Board of Directors.

     SECTION 8. The Vice Presidents. In the absence of the Chief Executive Officer and the President or in the event of the death or inability or refusal to act of such officers, the Vice President (or should there be more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation then in the order of their election) shall perform the duties of Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. He shall perform such other duties as from time to time may be assigned to him by the Chief Executive Officer or the Board of Directors.

EXHIBIT 3.3

     SECTION 9. The Secretary. The Secretary shall: (a) keep the minutes of the shareholders’ and the Board of Directors’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these by-laws, or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation, and see that the seal of the Corporation is affixed to all documents as may be necessary or appropriate; (d) keep or cause to be kept a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general, perform all duties incident to the office of Secretary, and such other duties as from time to time may be designated to him by the Chief Executive Officer or the Board of Directors.

     SECTION 10. The Treasurer. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum, and with such surety or sureties, as the Board of Directors shall determine. He shall: (a) have charge and custody of, and be responsible for, all funds and securities of the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies, or other depositories as shall be selected by the Board of Directors; and (b) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chief Executive Officer or by the Board of Directors.

     SECTION 11. Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries when authorized by the Board of Directors may sign with the President, or a Vice President, certificates for shares of the Corporation the issuance of which shall have been authorized by a resolution of the Board of Directors. The Assistant Treasurers shall, respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary of the Treasurer, respectively, or by the Chief Executive Officer or the Board of Directors.

     SECTION 12. Salaries. The salaries, if any, of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

     Article V   Certificates for Shares, Transfer and Replacement:

The second and third sentences are revised to add “, the Chief Executive Officer” after the word “President.”